Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements
1.Registration Statement (Form S-8 No. 333-257532) pertaining to the 2021 Omnibus Incentive Plan of Clear Secure, Inc.
2.Registration Statement (Form S-8 No. 333-263965) pertaining to the 2021 Omnibus Incentive Plan of Clear Secure, Inc.;
of our reports dated February 28, 2024, with respect to the consolidated financial statements of Clear Secure, Inc. and the effectiveness of internal control over financial reporting of Clear Secure, Inc. included in this Annual Report (Form 10-K) of Clear Secure, Inc. for the year ended December 31, 2023.

/s/ Ernst & Young LLP

New York, New York
February 28, 2024